EXHIBIT 12
OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
(Amounts in millions, except ratios)

	Six Months Ended June 30			Year Ended December 31
	2015		2014	2014	2013	2012		2011		2010
Income from continuing operations (a)	$(35)		$2,298	$(130)	$4,932	$3,829		$5,527		$3,851

Add/(Subtract):
Net income attributable to noncontrolling interest	—		(5)	(14)	—	—		—		(72)
Adjusted income from equity investments (b)	(17)		(1)	64	52	163		(33)		(60)
	(52)		2,292	(80)	4,984	3,992		5,494		3,719

Add:
Provision for taxes on income (other than foreign oil and gas taxes)	(127)		655	(280)	1,353	249		1,167		671
Interest and debt expense	38		42	77	132	149		313	(c)	133
Portion of lease rentals representative of the interest factor	31		28	52	60	58		57		55
	(58)		725	(151)	1,545	456		1,537		859
Earnings before fixed charges	$(110)		$3,017	$(231)	$6,529	$4,448		$7,031		$4,578

Fixed charges:
Interest and debt expense including capitalized interest	$129		$128	$257	$269	$254	(c)	$384		$204
Portion of lease rentals representative of the interest factor	31		28	52	30	58		57		55
Total fixed charges	$160		$156	$309	$299	$312		$441		$259

Ratio of earnings to fixed charges	(0.69)		19.30	(0.75)	19.83	14.26		15.93		17.65
Insufficient coverage	(270)	(d)		(540)

Note: Results of California Resources Corporation have been reflected as discontinued operations for all periods presented.
(a)
The 2015 amounts includes a $177 million dollar after-tax charge for domestic asset impairments and other related items for the first quarter 2015, a $47 million dollar after-tax charge for foreign asset impairments and other related items, a $2 million dollar charge related to Phibro operation results, and a $25 million dollar charge for cost associated with the California Resources Corporation spin-off and other charges.

(b)	Represents adjustments to arrive at distributed income from equity investees.
(c)	Excludes a pre-tax charge of $163 million for the early redemption of debt.
(d)	The 2015 second quarter ratio of earnings to fixed charges excluding certain items (a) is 0.88